Exhibit 10.3

Executive Form

PERSONAL & CONFIDENTIAL

VIA ELECTRONIC DELIVERY

Dear [NAME]:

In connection with the anticipated internalization of the management of Colony Credit Real Estate, Inc., a Maryland corporation (“CLNC”), and Credit RE Operating Company, LLC, a Delaware limited liability company (“CLNC OP”), expected to be completed on April 30, 2021 (the “Closing”), we are pleased to extend an offer of employment with CLNC US, LLC, a Delaware limited liability company (the “Company”), a controlled subsidiary of CLNC and CLNC OP, subject to the occurrence and effective as of the Closing, as provided below.

This offer is further contingent on your execution of certain documents referenced below and your compliance with the requirements of the Immigration Reform and Control Act of 1986, also described further below:

Title, Duties and Reporting. You will serve in the exempt position of [ROLE], reporting to the Chief Executive Officer. You will have all of the duties, responsibilities and authority of [ROLE]‘s at public companies of similar size and nature. By accepting this agreement, you agree to devote all of your professional time and attention to the duties required by your position while employed, except you may manage your and your family’s personal investments, be involved in charitable activities and serve on no more than one for-profit company’s board of directors. In addition, your assigned work location will remain within a 25 mile radius of your current assigned work location.

Salary. Your annual rate of base salary in this position will be $[INSERT], payable on the 15th and last day of each month, or pursuant to such other normal payroll practices of the Company as may be determined from time to time.

Incentive. For each of 2021 and 2022 calendar years, you will be eligible to earn a target cash incentive opportunity in an amount no less than $[INSERT], subject to the Company’s and your achievement of certain performance goals, to be established and determined by the Board of Directors of CLNC. This cash incentive is customarily paid in the first quarter of the year that follows the relevant year. To be eligible for a year-end incentive, you must be actively employed in good standing on the date that any such incentive is paid. You will also (i) continue to vest in the equity incentive grant you received from CLNC in January 2021, and (ii) be eligible to receive an equity incentive grant in 2022, each with a target grant date value of no less than $[INSERT]. These equity grants will be in such forms, and subject to such vesting and other terms, as the Board may determine, to be set forth in the applicable grant agreements issued under the CLNC equity incentive plan. For 2023 and thereafter, any cash and/or equity incentive opportunities will be established in the discretion of the Board, after consultation with a compensation consultant regarding market total target direct compensation for your position.

Benefits. You will be eligible to receive the Company’s standard benefits package as is generally available to other comparable employees of the Company in accordance with the terms and conditions of the applicable benefit plans, programs, policies, regulation and practices. The current package, generally effective on the first of the month following 30 days of eligible employment, includes medical, dental, vision, life insurance, disability insurance, and 401(k) plan participation. In addition, you will receive paid vacation, holiday, personal & sick days and parking in accordance with Company policies. The Company reserves the right to modify and change the employee benefits package and policies at any time in its sole discretion.

Severance Plan. You will be eligible to participate in the Company’s severance plan (the “Severance Plan”), which plan will provide you with certain severance benefits in the event your employment is terminated without Cause by the Company or by you for Good Reason, in accordance with the terms and subject to the conditions of the Severance Plan (with such capitalized terms as shall be defined in the Severance Plan) (a “Qualifying Termination”). In summary, the Severance Plan will provide that the event of such a Qualifying Termination, you will be entitled to (a) a lump sum cash severance payment equal to your annual base salary, (b) a prorated portion of your annual target cash incentive for the year of termination, based on the number of days in the year worked, (c) the prior year’s bonus (to the extent unpaid); (d) full acceleration of any unvested time-based restricted stock units; (e) vesting of any performance-based restricted stock units (“PSUs”) in accordance with the terms and conditions of the applicable award agreement; and (f) subject to your timely COBRA election, 12 months of company-paid COBRA premiums (your “Severance Benefits”). In the event a Qualifying Termination occurs within one year after a Change in Control of the Company (as such term is defined in the Company’s equity incentive plan), you will receive the same payments and benefits as set forth above, except (i) your lump sum cash severance payment will be equal to two times the sum of your annual base salary plus your target cash annual incentive for the year of termination, (ii) your PSUs will vest in full and (iii) your COBRA premiums will be paid for 24 months. In no event may the Company terminate the Severance Plan or otherwise amend the Severance Plan in a manner that reduces or eliminates your rights and Severance Benefits under the Severance Plan on or before December 31, 2023. A copy of the Severance Plan will be provided to you after you begin employment with us.

License and Registration. You agree that you maintain, or, as necessary, will apply for, any licenses or registrations now or hereafter required for your position pursuant to the rules and regulations of FINRA, and/or any other regulatory or self-regulatory organization, and that this offer is contingent upon your obtaining and/or maintaining such licenses or registrations.

“At-will” Employment. For the avoidance of doubt, notwithstanding your eligibility to participate in the Severance Plan, your employment with the Company will be “at-will,” meaning that either you or the Company may terminate your employment at any time, with or without cause and with or without advance notice. Any contrary representations that may have been made to you are superseded by this offer letter. Only the Chief Executive Officer of the Company (“CEO”) has the authority to make any such agreement and then only in writing. No other manager, supervisor, or employee of the Company has any authority to enter into an agreement for employment for any specified period of time or to make an agreement on behalf of the Company for employment other than at-will.

No Other Employment. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the CEO, the EVP, Chief Financial Officer, or the General Counsel & Chief Compliance Officer of the Company, in accordance with Company policies.

Policies and Practices. As a Company employee, you will be expected to comply with all of the Company’s employment policies and practices, as detailed in the Employee Handbook and other documents that may be issued to you. The Company reserves the right to rescind, amend or supplement the terms and conditions of your employment under such Employee Handbook at any time.

Entire Agreement. As a condition of your employment, you are required to sign the Employee Proprietary Information, Trade Secret and Confidentiality Agreement, Mutual Agreement to Arbitrate Claims and Compliance Manual, which will be provided to you on, or before your first day. These documents, the Severance Plan and this offer letter confirm the total understanding as to the terms and conditions of your proposed employment with the Company, including but not limited to salary, incentives and severance, and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between you and the Company relating to the subject matter hereof. No other express or implied promises have been made to you. This letter agreement cannot be amended, modified or waived without written consent of both parties to this agreement.

Affiliates. You acknowledge that the Company may have parents, subsidiaries, and other affiliated entities. The offered employment is with the Company only, and not any other related entity of the Company, even though the Company may ask you to provide services to one or more of its affiliated entities. No affiliate of the Company shall be deemed your employer under any circumstances.

Governing Law and Arbitration of Disputes. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of [INSERT], without giving effect to the principles of conflicts of laws. Furthermore, any disputes arising out of or related to the employment relationship shall be governed pursuant to the Mutual Agreement to Arbitrate Claims.

Assignment; Tax Withholding. The Company may assign this offer letter to any of its affiliates, successors or assigns. The Company may withhold from amounts payable under this letter agreement all taxes and other payroll withholdings required to be withheld.

No Other Contractual Obligations. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company including, but not limited to any noncompetition, nonsolicitation of employee or nonsolicitation of customer agreement or understanding.

Acceptance and Return of Agreement. If you choose to accept our offer of employment, please return this letter to Falisha Indarjit, Human Resources, at FIndarjit@clny.com, within ten (10) days of the date on this offer letter. Please retain a copy of these documents for your records.

Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

Verification. Please note that as required by the Immigration Reform and Control Act of 1986, you must provide proof of your identity and employment eligibility to work in the U.S. On your first day of work, please bring with you any acceptable documentation you choose to provide, as noted on the List of Acceptable Documents published by the USCIS. Duplicated or faxed copies may not be accepted in lieu of the original documents.

We are delighted at the prospect of continuing to work with you on the CLNC team.

Please confirm your acceptance by acknowledging with your signature below.

Sincerely,

Michael Mazzei

Chief Executive Officer

Accepted by:

_______________________________________	________________________
[NAME]	Date